EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made as of the 1st day of November, 1998, by and between THE MAJESTIC COMPANIES, LTD., a Delaware corporation (the "Company"), and FRANCIS A. ZUBROWSKI (the "Employee").

                                    RECITALS

         A. The Employee was employed prior to the date hereof as the President and Chief Executive Officer of The Majestic Companies, Ltd., a Delaware corporation ("Majestic") under an Executive Employment Agreement dated June 1, 1997 (the "Prior Agreement") by and between Majestic and the Executive.

         B. On or about the date of this Agreement, Majestic was merged into the Company pursuant to the terms, conditions and agreements of an Agreement and Plan of Merger, dated October 8, 1998 (the "Merger Agreement"), which Merger Agreement calls for the entry by the Company and the Employee into an employment arrangement whereby the Employee will be the President and Chief Executive Officer of the Company.

         C. The Company therefore wishes to obtain the services of the Employee as the Chief Executive Officer and President of the Company and the Employee desires to render such services to the Company, all upon the terms and conditions set forth in this Agreement, and

         D. In order to formalize this relationship the Employee, the Company and the Employee wish to execute and enter into this Agreement.

NOW THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment of Employee.

   The Company hereby employs the Employee in the capacity hereafter set forth and the Employee hereby accepts such employment with the Company, all upon the terms and conditions set forth in this Agreement.

2. Term.

   Unless sooner terminated or extended as provided for in this Agreement, the term of employment of the Employee by the Company under this Agreement shall be for an initial term of five (5) years. For purposes of this Agreement, an Employment Year begins on November 1 in each year and ends on October 31 in each year.

3. Employment Services.

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   3.1. The Employee shall serve as the Chief Executive Officer and President of the Company, supervising such functions as are assigned by the Board of Directors of the Company to the Employee. The Employee shall have such specific duties and powers and shall assume such duties and responsibilities as may be customarily incident to his employment.

   3.2. During the term of this Agreement, the Employee shall serve the Company faithfully and to the best of the Employee's ability, and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate to the employment of the Employee. The Employee shall not, during the term of employment hereunder, engage in any business activity other than those required by or incident to employment under this Agreement without the prior written consent of the Company. Notwithstanding the foregoing prohibition against other business activities set forth above, the Employee shall be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities do not interfere with the duties of the Employee under this Agreement. The Employee shall immediately notify the Company of any illness, disability or other condition which will cause the Employee to be absent from work.

4. Compensation.

   4.1. In consideration of the services to be rendered by the Employee hereunder the Company shall pay to the Employee, and the Employee agrees to accept as full compensation for such services, a salary at the rate of One Hundred Eighty Thousand Dollars ($180,000.00) for the first year of this Agreement, payable in accordance with the normal payroll practices of the Company. Thereafter, the annual salary of the Employee shall increase at a rate of 10% per year for the remaining four (4) years.

   4.2. In addition to his salary, the Employee may be entitled to receive an annual bonus, in an amount determined at the discretion of the Board of Directors of the Company, payable within ninety (90) days after the end of each Employment Year.

   4.3. The Employee shall be granted stock options (the "Options") exercisable for two hundred fifty thousand (250,000) shares of common stock by the Company for each year of Employee's employment under this Agreement. The exercise price for such Options shall be (i) One Dollar ($1.00) per share for Options vesting in the first year of Employee's employment, (ii) One Dollar and twenty-five cents ($1.25) per share for Options vesting in the second year of Employee's employment, (iii) One Dollar and fifty cents ($1.50) per share for Options vesting in the third year of Employee's employment, (iv) One Dollar and seventy-five cents ($1.75) per share for Options vesting in the fourth year of Employee's employment, and (v) Two Dollars ($2.00) per share for Options vesting in the fifth year of Employee's employment and in each successive year of Employee's employment. The Options shall be granted on the date this Agreement is executed by the Company. The Options for each Employment Year, as set forth above, shall vest annually on the first day of each year of Employee's employment under this Agreement. The Options shall be subject to equitable adjustment for any stock split, stock dividend or other similar event to protect the Employee from dilution of the Options.

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   4.4. The Employee shall receive (i) an automobile allowance of One Thousand
Dollars ($1,000.00) per month, (ii) at the election of the Company, a health insurance allowance of Five Hundred Dollars ($500.00) per month or medical insurance coverage, and (iii) a term life insurance policy in the face amount of One Million Dollars ($1,000,000.00) payable to the beneficiaries of the Employee. The Employee shall receive standard Company health and related benefits and other standard employee fringe benefits, as offered by the Company from time to time, and as more fully described in the Company's employee manual.

   4.5. The Employee shall receive all statutory benefits including, but not limited to, worker's compensation, as are proved under applicable laws, rules and regulations.

   4.6. Subject to approval of classes or categories of reimbursable expenses and Company policies regarding same, as established by the Company from time to time, the Employee shall receive reimbursement for all actual and necessary business expenses upon the presentation of documentation in form sufficient to permit the Company to determine the necessity and reasonableness of the expense, to comply with all governmental reporting requirements and to substantiate the Company's right to claim income tax deductions for such expenses.

5. Termination.

   5.1. In the event the Employee, due to physical or mental injury, illness, disability, or incapacity, shall fail to render the services provided for in this Agreement for a consecutive period of ninety (90) days, the Company may, at its option, terminate the Employee's employment hereunder by thirty (30) days prior written notice to the Employee or his legal representative, provided that such incapacity is judged to be of permanent nature as confirmed by a medical doctor mutually selected by the Company and the Employee or his legal representative.

   5.2. If the employment of the Employee terminates for any reason (including death, disability, or voluntary resignation), the Employee, in the event of his death, the Employee's estate) shall be entitled to receive from the Company a termination benefit (the "Termination Benefit") equal to the payments due by the Company to the Employee under this Agreement for (ii) the balance of the Term of this Agreement. The Termination Benefit will be payable in monthly installments on the first day of each month for period of payments comprising the Termination Benefit. Notwithstanding the foregoing, the Termination Benefit to be paid to the Employee under this Paragraph A shall be reduced by the total payments received by the Employee during the ninety (90) day period preceding the Employee's termination of employment as disability payments under this Agreement.

6. Non-Disclosure of Confidential Information.

   6.1. The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information as hereinafter defined. "Confidential Information" shall mean any information, not generally known in the Company's industry, which gives the Company a competitive advantage in the industry, heretofore or hereafter acquired, discovered, developed, conceived, originated, used or prepared by the Company or by an employee of the Company as the result of employment with the Company and which falls within the following categories:


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   (i) information to trade secrets of the Company or any supplier, customer, distributor, independent representative or consultant of the Company;

   (ii) information relating to existing or contemplated products, services, technology, designs, processes, manuals, formulas, computer systems and/or software, and any research or development of the Company or any supplier or customer of the Company;

   (iii) information relating to business plans, sales or marketing methods, methods of doing business, distributor or independent representative lists or information, customer lists, customer usage and/or requirements, and supplier or customer information of the Company or any supplier or customer of the Company.

   (iv) information relating to work products in general or as described in
Section 8 of this Agreement; and

   (v) any other Confidential Information that either the Company or any supplier, licensor or customer of the Company may wish to protect by patent, copyright or by keeping it secret and confidential.

   6.2. The Employee recognizes that the services to be performed by the Employee are special and unique, and that by reason of his duties, he will acquire Confidential Information. The Employee recognizes that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, the Employee agrees that:

   (i) the Employee shall never, during the term of employment or thereafter, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with his employment by the Company without prior written consent of the Company;

   (ii) during the term of his employment by the Company, the Employee shall exercise all due and diligent precautions to protect the integrity of the Company's Confidential Information and, upon termination of his employment, Employee shall return all documents containing any Confidential Information and any copies thereof, in his possession or control; and

   (iii) during the Non-Competition Period as described hereinafter, Employee shall exercise all due and diligent precautions to protect any Confidential Information and shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with his employment.

   6.3. Upon termination or expiration of this Agreement, the Employee shall immediately deliver to the Company all books, records, memoranda, reports, software data and documents relating to the Company's business, suppliers, customers and other assets of the Company in the possession, custody or under the control of the Employee, whether or not such material contains Confidential Information.

   6.4. The Employee agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of the Company in Confidential Information and its trade secrets, goodwill and reputation. The provisions of this Section 6 shall survive any termination of this Agreement.



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7. Non-Competition Covenant.

   7.1. During the Non-Competition Period (as hereinafter defined), the Employee covenants and agrees that the Employee shall not in any way be engaged, either directly or indirectly, anywhere within the United States, whether as an employee, consultant, agent or representative of any corporation or any other form of business entity, in the business of developing, marketing or selling products or services which are competitive to the products or services of the Company, nor will the Employee solicit or cause to be solicited for or on behalf of the Employee or any third party, any business which is competitive with the business of the Company.

   7.2. During the Non-Competition Period the Employee further covenants and agrees that the Employee shall not seek to persuade, directly or indirectly, any director, officer, employee, agent, consultant or any person who receives compensation from the Company, or any person who has served in any such capacity during the twelve (12) months prior to any such action, to discontinue that individual's status, relationship or employment with the Company, nor to become employed or engaged in any activity similar to or competitive with the activities of the Company, nor will the Employee, directly or indirectly, hire or retain any such person.

   7.3. During the Non-Competition Period, the Employee further covenants and agrees that the Employer shall not, directly or indirectly, approach, contact, solicit, sell to or deal with any supplier or service provider to the Company, or any customer, consultant, or any person who receives compensation from the Company, for the purpose of offering, obtaining, selling, diverting or receiving sales, quotations or orders for any products which are in competition with those of the Company.

   7.4. The Employee acknowledges that any breach by the Employee of the provisions of this Section 7 can cause irreparable harm to the Company for which the Company would have no adequate remedy at law. In the event of a breach or threatened breach or alleged breach or threatened alleged breach of any such provisions, the Company, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, and may immediately seek any judicial action that the Company may deem necessary including, without limitation, the obtaining of temporary and preliminary injunctive relief.

   7.5. The provisions of this Section 7 shall survive any termination of this Agreement.

8. Work Product.

   8.1 In the event that, during or subsequent to his employment the Employee's assistance is needed in regard to securing, defending or enforcing any patent or copyright of which the Employee is the inventor, co-inventor, author, designer, etc., the Employee shall comply with reasonable requests to assist the Company. If such assistance is required during employment by the Company, no additional compensation shall be paid for such assistance. In the event that assistance is required after the termination of employment, it is understood that requirements for compensation may be outside the control of the Employee and shall therefore be negotiated or arbitrated as required with the Employee or his new employer.

9. Notices.


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   Any notice, request, instruction or other document to be given under this
Agreement to any party hereunder shall be in writing and delivered personally, by overnight courier delivery service or by certified mail, postage prepaid, to the following addresses:

   If to the Company:

         The Majestic Companies, Ltd.
         8880 Rio San Diego Drive
         8th Floor
         San Diego, California 92108
         Attention: James R. Deveney, II
         Fax No.: (619) 209-6078

   If to the Employee:

         Francis A. Zubrowski
         916 Sealane Drive, Suite C
         Encinitas, California

or to such other addresses as a party hereto may hereafter designate in writing to the other party and shall be deemed delivered as of the date of hand delivery, as of the date following delivery to an overnight courier delivery service or as of three (3) days following mailing by certified mail.

10. Benefit and Assignment.

    This Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective heirs, legal representatives, successors and assigns. Neither the Employee or the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto.

11. Amendment and Entire Agreement.

    This Agreement cannot be modified or changed except by an instrument in writing, signed by both parties to the Agreement. This Agreement contains the entire understanding between the Company and the Employee with respect to the matters referenced herein.

12. Severability.

    In the event of invalidity or unenforceability of any one or more provisions of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such provisions shall be deemed to remain in full force and effect.

13. Survival of Provisions.

    The provisions of this Agreement set forth in 6, 7, 8 and 9 hereof shall survive the termination of the Employee's employment under this Agreement.

14. Governing Law.

    This Agreement shall be construed and governed in accordance with the laws of the State of California.

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15. Consent to Suit.

    Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the District of San Diego, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of California, and the Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Employee may have as to the venue of any such proceeding and any claim or defense of inconvenient forum.

16. Waiver of Breach.

    The waiver by either party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

17. Execution in Counterparts.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date noted below and to be in effect from and after the date first set forth above, in accordance with the terms set forth in this Agreement.

WITNESS:                                    The Company:
                                            THE MAJESTIC COMPANIES, LTD.,
                                            a Delaware corporation

  /s/     CONNIE K. WHITE                   By: /s/ ALEJANDRO TOVAR       (SEAL)
------------------------------------            ------------------------
                                                  Alejandro Tovar
                                                  Secretary/Treasurer

                                            Date:  12/11/98
                                                  ----------------------

                                            The Employee:

  /s/      CONNIE K. WHITE                  By: /s/ FRANCIS A. ZUBROWSKI  (SEAL)
-------------------------------------           -------------------------
                                                   Francis A. Zubrowski
                                                   Chief Executive Officer &
                                                   President

                                            Date:  12/11/98
                                                  -----------------------

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